UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2010

ENTREMED, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-20713	58-1959440
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

9640 Medical Center Drive
Rockville, Maryland

(Address of principal executive offices)

20850

(Zip Code)

(240) 864-2600

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Termination of Principal Accounting Officer

On December 16, 2010,  in accordance with the terms of her employment agreement, the Board of Directors (the “Board”) of EntreMed, Inc. (the “Company”) notified Kathy Wehmeir-Davis of the termination of her employment as Principal Accounting Officer effective as of January 15, 2011.  The termination was “without cause” and did not involve any disagreement between the Company and Ms. Wehmeir-Davis.

Appointment of Principal Accounting Officer

On December 16, 2010, the Board of Directors of the Company appointed Sara B. Capitelli as the Company’s Vice-President, Finance and Principal Accounting Officer, effective January 10, 2011.  There are no family relationships between Ms. Capitelli and any employee  of the Company, and Ms. Capitelli was not appointed pursuant to any arrangement or understanding between her and the Company.   In addition, Ms. Capitelli did not have a direct or indirect material interest in any transaction that would be required to be disclosed under Item 404(a) of Regulation S-K.

Ms. Capitelli, 44, served as Controller for the Association for Financial Professionals since May 2010.   Prior to that, Ms. Capitelli was a Senior Manager with Ernst & Young from 1999-2008, where she provided audit and consulting services for small and large public and private companies, including to the Company during a portion of Ernst & Young’s term as the Company’s independent registered accountant.  Prior to joining Ernst & Young, Ms. Capitelli was Director, Financial Planning and Reporting of Cable & Wireless USA, a wholly-owned subsidiary of Cable & Wireless plc.  Ms. Capitelli holds a CPA license in both Maryland and Virginia and received her Bachelor of Science,  Business Administration - Accounting degree from Bucknell University.

The Board also authorized the Company to enter into an employment agreement (the “Employment Agreement”) with Ms. Capitelli containing the following material terms:

•	a one year term, with automatic one year extensions if the agreement is not terminated upon 60 days prior notice by either party;

•	an annual base salary of $170,000;

•	an annual bonus target of 25% of her base salary;

•	a one-time signing bonus of $5,000;

•
a stock option grant of 10,000 shares, to be granted upon the commencement of Ms. Capitelli’s employment, with the exercise price per share equal to the closing price of the Company’s stock on the date of grant and of which 25% shall vest immediately, with the remaining shares vesting equally over a three-year period, subject to the terms and conditions of the Company’s customary option award agreement;

•
severance payment consisting of six months salary upon the termination of the Employment Agreement due to death, disability, termination without “cause” or if Ms. Capitelli resigns for “good reason” (as such terms are defined in the Employment Agreement), unless Ms. Capitelli is terminated for any of the foregoing reasons within the first three months of her employment, in which case she shall receive three months severance; and

•	an agreement not to compete with the company for twelve months following resignation for good reason and for six months in the event of termination for any other reason.

Additionally, Ms. Capitelli shall enter into the Company’s customary change-in-control agreement for executive officers (the “CIC Agreement”), the form of which was previously filed as an exhibit to the Current Report on 8-K filed by the Company on April 17, 2007. Pursuant to the terms of the CIC Agreement, Ms. Capitelli shall receive twelve months salary upon her termination following a change in control and the occurrence of a Triggering Event (as such term is defined in the CIC Agreement), and a pro rata portion of the annual bonus and continuation of health benefits for twelve months following the date of termination.   If there is a change-in-control and the occurrence of a Triggering Event within the first six months of Ms. Capitelli’s employment, she shall receive a severance payment of six months of salary and continuation of health benefits for six months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTREMED, INC.

/s/ Cynthia W. Hu
Name:	Cynthia W. Hu
Title:	Chief Operating Officer, General Counsel & Secretary

Date:  December 22, 2010